Exhibit 99.1

        Ibis Technology Announces First Quarter 2006 Results;
          Earnings of $1.4 million on sales of $6.3 million

    DANVERS, Mass.--(BUSINESS WIRE)--May 3, 2006--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the first quarter ended March 31, 2006.
    Total revenues for the first quarter of 2006 were $6.3 million, which includes approximately $6.0 million of equipment revenue related to the sale of an i2000 implanter that was accepted by Ibis' customer during the quarter. This is compared to total revenues of $74,000 in the preceding quarter and $167,000 in the first quarter of 2005.
    Net income for the 2006 first quarter was $1.4 million, or a profit of $0.12 per share, compared to a net loss for the preceding quarter of $2.0 million, or a loss of $0.19 per share. Net loss in the first quarter of 2005 was $2.7 million, or a loss of $0.25 per share. Net income for the first quarter of 2006 reflects stock based compensation charges of $125,000, or $0.01 per share, associated with implementation of Statement of Financial Accounting Standards No. 123R.
    As announced this past March, Ibis received final customer acceptance of the Ibis i2000 oxygen implanter that had been ordered early in 2005 by Sumitomo Mitsubishi Silicon Corporation (SUMCO), the world's second largest silicon wafer manufacturer. As expected, associated with SUMCO's final acceptance of the implanter, Ibis recognized revenue of approximately $6 million in the first quarter of 2006.
    SUMCO ordered a second Ibis i2000 implanter last fall. Ibis announced last month that this second implanter had passed the factory acceptance tests and that the system had been shipped to SUMCO.
    "We are pleased that SUMCO's first i2000 implanter has passed final acceptance testing and their second i2000 implanter has passed factory acceptance testing, and is currently being installed at their new plant in Japan," said Martin J. Reid, president and CEO of Ibis Technology Corporation. "Working together in a strategic partnership, Ibis and SUMCO have made significant progress in improving SIMOX-SOI technology, both in terms of implanter throughput and final product quality. We anticipate that SUMCO soon will be using these systems for producing quality 300-millimeter SIMOX-SOI wafers for their customers in response to the increasing demand for cost-effective SOI wafers.
    "Both of the world's top two silicon wafer suppliers have invested in SIMOX-SOI technology with the purchase of at least one--and, in SUMCO's case, two--Ibis i2000 implanters," said Reid. "We believe that these actions will enable these wafer suppliers to provide the world's chipmakers with the most cost-effective SOI wafers available. Economics will determine the success or failure of SIMOX-SOI, and we believe that the two wafer manufacturers who purchased our implanters are capable of contributing greatly to the success of SIMOX-SOI."

    Corporate Outlook

    Commenting on the Company's future outlook, Reid said, "We expect final customer acceptance of the second SUMCO implanter, which is based on meeting customer engineering requirements, by the end of the third quarter of 2006. This would allow for revenue recognition of approximately $7 million at that time.
    "We also look forward to the receipt of additional orders in 2006, although we do not expect that any such orders would result in additional revenue being recognized in this year. The SOI market, we believe, is still in its early stages and the pace of SOI adoption is difficult to predict; therefore, forecasting implanter sales will remain extraordinarily difficult and there are no guarantees with regard to the timing or the quantity of these potential orders."
    The Company ended the first quarter of 2006 with approximately $5.1 million in cash and subsequent to the end of the quarter received an additional $1.2 million associated with the final customer acceptance of the SUMCO implanter shipped in June 2005, and an additional $3.5 million associated with the recent factory acceptance and shipment of the second SUMCO i2000. The Company believes with these payments and the final payment upon customer acceptance of the second SUMCO unit at its plant in Japan, that it will have sufficient cash to support operations at current levels through at least the next 12 months.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its first quarter 2006 results and outlook for the future on May 3, 2006 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2727. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately three weeks.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the expected on-site acceptance of the second i2000 implanter ordered by SUMCO, (ii) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (iii) the timing and likelihood of revenue recognition on the second SUMCO implanter, (iv) the timing of SUMCO's ramping to production quantities on the first i2000 implanter (v) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (vi) the Company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (vii) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (viii) the Company's plan to focus on supplying implanters to wafer manufacturers, (ix) the Company's expectations regarding future orders for i2000 implanters, (x) the adequacy of the Company's cash resources for continuing and future operations, and
(xi) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of May 3, 2006, and Ibis undertakes no duty to update this information unless required by law.

    --  Financial Tables Follow --


                     Ibis Technology Corporation
                  Condensed Statement of Operations

                             Unaudited                Unaudited
                            Quarter Ended          Fiscal Year Ended
                              March 31,                March 31,
                           2005       2006          2005       2006
Contract and other
 revenue                 $68,000    $255,000      $68,000    $255,000
Equipment revenue         99,000   6,006,000       99,000   6,006,000
                     ------------ ----------- ------------ -----------
   Total revenue         167,000   6,261,000      167,000   6,261,000
                     ------------ ----------- ------------ -----------
Cost of contract and
 other revenue                 0           0            0           0
Cost of equipment
 revenue                 300,000   2,673,000      300,000   2,673,000
                     ------------ ----------- ------------ -----------
   Gross profit
    (loss)              (133,000)  3,588,000     (133,000)  3,588,000
                     ------------ ----------- ------------ -----------
General and
 administrative          562,000     640,000      562,000     640,000
Marketing and sales      390,000     316,000      390,000     316,000
Research and
 development           1,683,000   1,329,000    1,683,000   1,329,000
                     ------------ ----------- ------------ -----------
   Income (loss) from
    operations        (2,768,000)  1,303,000   (2,768,000)  1,303,000
Other income
 (expense)                40,000      63,000       40,000      63,000
Income tax expense         1,000       1,000        1,000       1,000
                     ------------ ----------- ------------ -----------
Income (loss) from
 continuing
 operations           (2,729,000)  1,365,000   (2,729,000)  1,365,000
Gain (loss) from
 discontinued
 operations               42,000           0       42,000           0
                     ------------ ----------- ------------ -----------
   Net income (loss) ($2,687,000) $1,365,000  ($2,687,000) $1,365,000
                     ------------ ----------- ------------ -----------
Income (loss) from
 continuing
 operations
 per share:
   Basic                  ($0.25)      $0.13       ($0.25)      $0.13
   Diluted                ($0.25)      $0.12       ($0.25)      $0.12
Weighted average
 number of shares
 used in income
 (loss) from
 continuing
 operations per
 share calculation:
   Basic              10,719,595  10,816,029   10,719,595  10,816,029
   Diluted            10,719,595  10,961,430   10,719,595  10,961,430
Net income (loss) per
 share:
   Basic                  ($0.25)      $0.13       ($0.25)      $0.13
   Diluted                ($0.25)      $0.12       ($0.25)      $0.12
Weighted average
 number of shares
 used in net income
 (loss) per share
 calculation:
   Basic              10,719,595  10,816,029   10,719,595  10,816,029
   Diluted            10,719,595  10,961,430   10,719,595  10,961,430

                       Condensed Balance Sheets

                                            Unaudited     Unaudited
                                           December 31,    March 31,
                                                2005          2006
Assets
Current assets:
   Cash and cash equivalents                 $6,857,000    $5,061,000
   Accounts receivable                           91,000     4,838,000
   Inventories                                6,276,000     4,197,000
   Other current assets                         616,000       587,000
      Current assets                         13,840,000    14,683,000
Property and equipment                        5,097,000     4,827,000
      Other assets                            1,055,000     1,004,000
                                           -------------  ------------
      Total assets                          $19,992,000   $20,514,000
                                           =============  ============
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                             231,000       526,000
   Accrued Liabilities                        1,201,000     1,236,000
   Deferred revenue                           7,263,000     5,963,000
                                           -------------  ------------
      Current liabilities                     8,695,000     7,725,000
                                           -------------  ------------
      Other long-term liabilities                     0         1,000
                                           -------------  ------------
      Total liabilities                       8,695,000     7,726,000
                                           -------------  ------------
Stockholders' equity                         11,297,000    12,788,000
                                           -------------  ------------
   Total liabilities and stockholders'
    equity                                  $19,992,000   $20,514,000
                                           =============  ============


    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184
             President